Exhibit 99.1

Delta Apparel Expects to Report Fiscal 2022 Net Sales of Over $484 million

Fiscal 2022 Net Sales Exceed Expectations with Growth of Approximately 11%

Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced preliminary net sales results for its fiscal year 2022 fourth quarter and full year.

The Company expects net sales for fiscal 2022 to be approximately $484 million, representing an increase of 11% from the prior year.  The Company’s fiscal 2022 net sales were broad-based with all five go-to-market channels, Delta Direct, Brand Direct, Retail Direct, DTG2Go, and Salt Life, expected to register year-over-year growth.  The Company projects overall net sales for the fiscal 2022 fourth quarter to be approximately $115 million, comparable to last fiscal year’s fourth quarter.  The fiscal 2022 fourth quarter’s sales revenue was driven by continued double-digit growth in the Salt Life Group and in the DTG2Go business unit, while the activewear business contributed to a slight decline in the overall Delta Group segment sales.

Robert W. Humphreys, the Company’s Chairman, and Chief Executive Officer, commented, “In what remained a dynamic and highly fluid macroeconomic environment throughout our fiscal year, we are extremely pleased with our performance across all five of our go-to-market channels.  Our teams successfully navigated many obstacles during the year, and we expect net sales for fiscal year 2022 to represent double-digit organic growth over the prior year.”

Humphreys continued, “We are also pleased with our fiscal 2022 fourth quarter revenue driven by continued double-digit increases in net sales in our Salt Life Group and in our DTG2Go on-demand digital print business.  In addition to  our DTG2Go business unit, we experienced growth in our Global Brands channel, largely offsetting a slower trend in our Delta Direct activewear channel showcasing the strength of the unique diversification of our business model within our Delta Group.

The continued momentum in our Salt Life business further validates the brand’s growing lifestyle appeal.  We are encouraged with the outstanding performance of Salt Life branded retail doors.  Additionally, our direct-to-consumer e-commerce business returned to growth in our fourth fiscal quarter.  The increase of sales in these channels combined with continued  growth in our wholesale channel resulted in double-digit year-over-year revenue growth.  With the fourth quarter opening of the Salt Life store in Jupiter, Florida, our retail store footprint now encompasses twenty-one locations, exceeding our target set at the beginning of the year to operate twenty stores by the end of fiscal year 2022.”

Humphreys concluded, “The current year’s success is a testament to the hard work of our people across all of our business operations, demonstrating their unwavering focus on servicing our customers during these extraordinary times.”

Fourth Quarter and Full Year Fiscal 2022 Results

The Company intends to provide final and complete financial results for the fiscal year 2022 fourth quarter ended October 1, 2022, in a regularly scheduled quarterly press release and earnings call. Details regarding the time and date of that earnings call will be provided in advance of the call.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta.  The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers.  The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites.  The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores.  The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide.  Additional information about the Company is available at www.deltaapparelinc.com

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

investor.relations@deltaapparel.com

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com